Gammon Lake Resources Inc.
Consolidated Financial Statements

September 30, 2006
(In Canadian Dollars unless otherwise stated)

Gammon Lake Resources Inc.
Contents

Page

Interim Consolidated Balance Sheets	2

Interim Consolidated Statements of Operations and Deficit	3

Interim Consolidated Statements of Cash Flows	4

Notes to the Interim Consolidated Financial Statements	5-18

Gammon Lake Resources Inc.
Interim Consolidated Balance Sheets
	September 30	December 31
	2006	2005
	(Unaudited)

Assets
Current
Cash and cash equivalents	$8,529,299	$6,701,543
Receivables
Commodity taxes	19,092,529	9,558,654
Other	3,798,669	2,747,728
Prepaids and deposits	790,075	616,188
Inventories:
Supplies	5,175,276	2,056,963
Ore stockpiles	4,908,901	-
Ore in process	18,183,618	-
Due from related companies	-	626,228
	60,478,367	22,307,304

Deposits on capital equipment (Note 4)	1,274,368	1,436,244
Long term investment (Note 5)	-	10,632,000
Deferred compensation	997,571	-
Long term inventory ore in stockpiles	1,396,461	-
Mining interests and capital assets (Note 6)	595,272,361	224,579,967
Goodwill (Note 3)	140,547,855	-

	$799,966,983	$258,955,515

Liabilities
Current
Payables and accruals	$32,795,029	$10,552,274
Current portion of long-term debt and capital leases	41,493,748	25,125,594
	74,288,777	35,677,868

Long term debt and capital leases (Note 7)	87,028,026	21,013,689
Employee future benefits (Note 8)	2,867,502	276,126
Future income taxes	74,446,868	7,336,000
	238,631,173	64,303,683
Shareholders' Equity
Capital stock (Note 9)	546,081,172	218,974,423
Contributed surplus (Note 9)	84,634,288	20,255,279
Deficit	(69,379,650)	(44,577,870)
	561,335,810	194,651,832

	$799,966,983	$258,955,515

Nature of operations and going concern assumption (Note 1)

On behalf of the Board

"Fred George"	Director	"Brad Langille"	Director

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Interim Consolidated Statements of Operations and Deficit

	Three months	Two months	Nine months	Eight months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues
Revenues from mining operations	$18,448,372	$-	$33,700,278	$-

Expenses
Production costs
excluding amortization and depletion	14,235,586	-	22,336,123	-
Amortization and depletion	5,333,454	198,850	7,754,213	508,291
Refining costs	148,021	-	229,537	-
General and administrative	8,611,159	1,146,722	28,379,454	6,067,341
Interest on long term debt	2,031,405	-	3,991,345	-

	30,359,625	1,345,572	62,690,672	6,575,632

Loss before other items	(11,911,253)	(1,345,572)	(28,990,394)	(6,575,632)

Foreign exchange (loss)/gain	(1,697,173)	(61,908)	(128,895)	(931,252)
Gain/(loss) on equity investment	372,804	(291,000)	561,804	(1,190,000)
Interest and sundry	108,106	114,519	558,012	1,055,204

	(1,216,263)	(238,389)	990,921	(1,066,048)

Loss before income taxes	$(13,127,516)	$(1,583,961)	$(27,999,473)	$(7,641,680)

Income taxes (recovery)	3,818,370	(114,628)	(3,197,693)	(326,566)

Net loss	$(16,945,886)	$(1,469,333)	$(24,801,780)	$(7,315,114)

Loss per share (Note 10)	$(0.18)	$(0.02)	$(0.30)	$(0.10)

Deficit, beginning of period	$(52,433,764)	$(32,970,360)	$(44,577,870)	$(27,124,579)

Net loss	(16,945,886)	(1,469,333)	(24,801,780)	(7,315,114)

Deficit, end of period	$(69,379,650)	$(34,439,693)	$(69,379,650)	$(34,439,693)

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Interim Consolidated Statements of Cash Flows
Three months		Two months	Nine months	Eight months
	ended	ended	ended	ended
September 30,		September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Increase/(Decrease) in cash and cash equivalents

Operating
Net loss	$(16,945,886)	$(1,469,333)	$(24,801,780)	$(7,315,114)
Amortization and depletion	5,333,454	198,850	7,754,213	508,291
Unrealized foreign
exchange loss/(gain)	(358,666)	(1,017,674)	(3,413,971)	(712,864)
Stock based compensation	4,430,804	-	17,879,590	1,478,080
Employee future benefits	69,381	(14,792)	69,381	(14,792)
Future income tax recovery	4,138,307	(114,628)	(3,197,693)	(326,566)
Accrued interest on long term debt	210,298	-	744,248	-
Equity earnings in excess of
dividends received	(372,804)	291,000	(561,804)	1,190,000
Change in non-cash operating
working capital (Note 12)	(14,805,704)	(3,183,233)	(23,814,129)	(3,128,145)
	(18,300,816)	(5,309,810)	(29,341,945)	(8,321,110)

Investing
Acquisition of investment	-	(4,532,839)	(7,375,000)	(4,532,839)
Cash acquired on acquisition
of Mexgold	23,933,797	-	23,933,797	-
Increase in deposits on capital
equipment	161,876	(1,021,832)	161,876	(9,984,335)
Repayment of (advances to)
related companies	349,176	(44,356)	626,228	(183,325)
Expenditures on mining interests
related deferred costs and
acquisition of capital assets	(18,977,018)	(11,910,427)	(87,969,775)	(66,152,340)
	5,467,831	(17,509,454)	(70,622,874)	(80,852,839)

Financing
Repayment of capital lease	(773,256)	-	(1,152,254)	-
Increase in long-term debt	4,725,035	-	76,897,157	-
Repayment of (advances to)
related companies	13,337,105	-	13,337,105	-
Proceeds from issuance of
capital stock	-	-	-	92,720
Proceeds from exercise of
options and warrants	1,895,757	120,000	12,710,567	2,394,230
	19,184,641	120,000	101,792,575	2,486,950
Net increase/(decrease) in cash and
cash equivalents	6,351,656	(22,699,264)	1,827,756	(86,686,999)

Cash and cash equivalents
Beginning of period	2,177,643	35,400,349	6,701,543	99,388,084
End of period	$8,529,299	$12,701,085	$8,529,299	$12,701,085

See accompanying notes to the consolidated financial statements.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited)

1.         Nature of operations and going concern assumption

Gammon Lake Resources Inc. (the "Company") is a publicly traded company, engaged in the acquisition, exploration and development of resource properties in Mexico. The Company is continued under Part 1A of the Companies Act (Quebec) and its common shares are listed on the Toronto Stock Exchange (TSX:GAM) and the American Stock Exchange (AMEX:GRS). These financial statements are prepared in Canadian dollars unless otherwise stated.

The Company changed its year-end from July 31 to December 31, and is reporting for the third quarter ended September 30, 2006. The reason for the change of year-end is to make the reporting period of the Company consistent with other emerging precious metal producing issuers.

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The future of the Company is dependent on the successful operation of the mine and mill at its Ocampo and El Cubo operations.

The Company is in the advanced stages of construction of the mill at the Ocampo Mine. The Company has been crushing ore since January 3, 2006 and produced its first dore bar on February 1, 2006. The Company has completed all the necessary construction to run its crushing facilities and heap leach pad. The commissioning process of the mill commenced in August, 2006. The Company expects to be in commercial production in the fourth quarter of 2006. During 2006, the Company has been recognizing revenue from the sale of dore bars and has expensed costs related to the production of gold and silver.

If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used

2.         Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements are prepared by management in accordance with Canadian generally accepted accounting principles (GAAP), and have been prepared following the same accounting policies and method of computation as the audited financial statements for the period ended December 31, 2005. These interim financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2005 since they do not include all the disclosures required by GAAP.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Gammon Lake Resources (NS) Incorporated, Gammon Lake de Mexico S.A. de C.V., Gammon Lake Resources (USA) Inc. and Gammon Lake Resources (Barbados) Inc. On August 8, 2006, the Company acquired all of the issued and outstanding shares and options of Mexgold Resources Inc. by way of a plan of arrangement under the Business Corporations Act (Ontario). These consolidated financial statements also include the accounts of Mexgold Resources Inc, and its subsidiaries Compania Minera El Cubo, S.A. de C.V., and Metales Interamericanos, S.A. de C.V., and incorporates the results of operations of these subsidiaries from August 8, 2006.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

2.         Summary of significant accounting policies (continued)

Revenue recognition

Revenue is recognized when: (i) persuasive evidence that a sales arrangement exists; (ii) the risks and rewards of ownership pass to the purchaser including delivery of the product; (iii) the selling price is fixed or determinable, and (iv) collectibility is reasonably assured.

Sale of the dore bars are recorded at the time of shipping to the third-party refinery. Sales are recorded at estimated values by the Company, and are further adjusted based upon final quality assessment and quotations.

Inventories

Inventories include the cost of ore stockpiles, ore in process and supplies, and are stated at the lower of cost or net realizable value. The cost of gold and silver produced include all costs incurred up until production of an ounce of gold such as mining costs, mine general and administrative expenses, but excluding transportation, refining and taxes.

3.        Business combinations

Acquisition of Mexgold Resources Inc.

On August 8, 2006, the Company acquired all of the issued and outstanding common shares and options of Mexgold Resources Inc. by way of a plan of arrangement under the Business Corporations Act (Ontario). Under the terms of the transaction, each Mexgold shareholder, and warrant holder other than Gammon Lake received 0.47 of a Gammon Lake common share in exchange for each Mexgold common share and each Mexgold warrant. Holders of Mexgold options received Gammon Lake options to purchase a proportionate number of Gammon Lake common shares. Gammon Lake Resources Inc. issued 21,838,033 common shares and will issue up to an aggregate of 5,498,897 common shares to the holders of Mexgold common share and option holders upon exercise, respectively. Mexgold warrants will be exercisable to acquire up to an aggregate of 186,120 Gammon Lake common shares, options and warrants.

Accounting for the Mexgold Resources Acquisition

The Mexgold Resources Inc. acquisition has been accounted for as a purchase business combination, with Gammon Lake Resources Inc. as the accounting acquirer. Gammon Lake Resources Inc. acquired Mexgold Resources Inc. on August 8, 2006, with the results of operations of Mexgold Resources Inc. consolidated from August 8, 2006 onwards. The purchase cost was $386.8 million and was funded through the issuance of Gammon Lake common shares and options to acquire common shares.

The measurement of the $14.14 per common share for the purchase consideration represents the average closing price of Gammon common shares over a reasonable period of time pre and post acceptance of the Letter of Intent by the Mexgold Board. The fair value of the stock options and warrants outstanding under the Mexgold stock option plan has been recorded using the weighted average strike price and expiration.

In accordance with the purchase method of accounting, the purchase cost will be allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Gammon Lake intends to determine the final estimated fair values based on independent appraisals, discounted cash flows, quoted market prices, and estimates made by management. Gammon Lake expects that any excess of purchase cost over the net identifiable tangible and intangible assets acquired will represent goodwill that will be allocated to reporting units.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

3.         Business combinations (continued)

The following table sets forth a preliminary allocation of the purchase cost to assets and liabilities acquired, based on preliminary estimates of fair value. Gammon Lake will work on the final valuation estimates for individual acquired assets and liabilities, and currently is furthest advanced in respect of inventories, and long-term debt. Final valuations of property, plant and equipment, intangible assets, contingencies, future income tax assets/liabilities, and asset retirement obligations are not yet complete due to the inherent complexity associated with the valuations. The purchase price allocation is preliminary and subject to adjustment over the course of 2006 and 2007 on completion of the valuation process and analysis of resulting tax effects.

Preliminary Purchase Price Allocation

Cash and cash equivalents	$ 22,707,297
Restricted funds	1,226,500
Other working capital, net	16,272,145
Deferred stock based compensation	5,428,375
Capital assets	17,333,261
Mining interests	261,508,098
Goodwill	140,547,855
Long term debt	(5,021,186)
Future employee benefits	(2,588,017)
Future income taxes	(70,647,203)
Net assets acquired, at fair value	$386,767,125
Consideration

Common shares representing the shares of	$308,058,755
Mexgold not already owned
Stock options and warrants	57,200,050
Transaction costs	3,312,320
Investment in Mexgold previously owned	18,196,000
Total consideration provided	$386,767,125

Goodwill

Gammon Lake allocates goodwill arising from business combinations to reporting units acquired by preparing estimates of the fair value of the entire reporting unit and comparing this amount to the fair value of assets and liabilities (including intangibles) in the reporting unit. The difference represents the amount of goodwill allocated to each reporting unit. Upon finalization of the purchase price allocation Gammon Lake will calculate the amount of goodwill arising on the Mexgold Resources acquisition, identify the reporting units and allocate goodwill to those reporting units.

Gammon Lake will test goodwill for impairment annually. This process will be performed in accordance with the recent accounting pronouncement relating to "Mining Assets - Impairment and Business Combination" (Emerging Issue Committee Abstract 152). This impairment assessment will involve estimating the fair value of each reporting unit that includes goodwill. Gammon Lake will compare this fair value to the total carrying amount of each reporting unit (including goodwill). If the fair value exceeds this carrying amount, then Gammon Lake will estimate the fair values of all identifiable assets and liabilities in the reporting unit, and compare this net fair value of assets less liabilities to the estimated fair value of the entire reporting unit. The difference will represent the fair value of goodwill, and if necessary, Gammon Lake will reduce the carrying amount of goodwill to this fair value.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

4.         Deposits on capital equipment

The company has deposits on capital equipment of $1,274,368 (December 31, 2005 - $1,436,244) relating to the Open-Pit and Underground operations.

5.         Long term investment

The market value of the investment in Mexgold Resources Inc. as at August 8, 2006 was $104,429,000 (December 31, 2005 - $53,192,000). The Company recorded an equity gain of $561,804 for the results of operations of Mexgold Resources Inc. up to August 7, 2006. On August 8, 2006, the Company acquired all of the issued and outstanding common shares, options and warrants of Mexgold Resources Inc. in exchange for shares and options in Gammon Lake Resources Inc. (Note 3). Subsequent to August 8, 2006, the results of Mexgold Resources Inc. operations have been consolidated.

6.         Mining properties and Capital assets

	September 30, 2006			December 31, 2005

		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value

Mining properties	422,112,049	8,174,489	413,937,560	150,193,940	-	150,193,940
Equipment under capital lease	8,380,610	403,955	7,976,655	4,116,614	-	4,116,614
Plant and equipment	190,643,036	17,284,890	173,358,146	71,640,793	1,371,380	70,269,413

	$621,135,695	$ 25,863,334	$ 595,272,361	$ 225,951,347	$ 1,371,380	$ 224,579,967

The carrying value of mineral properties represents the accumulated costs to date for the acquisition of and exploration and development cost incurred by the Company on its producing mineral properties located in Ocampo and El Cubo, Mexico. Amortization of tangible capital assets does not commence until they are available at the mine site or in use. Depletion of the mineral properties commenced once the Company begins production and are depleted using the unit of production method based on estimated proven and probable reserves.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

7.         Obligations under capital lease and long-term debt

Consolidated long-term debt and capital leases:

	September 30	December 31
	2006	2005

a) Total lease payments ending December, 2008	$5,253,531	$2,693,418
b) Other	85,809	117,426
c) Soyopa loan	7,432,689	8,161,300
d) Revolving credit facility	111,126,027	35,167,139
e) Mining Development Trust Loan	4,420,657	-
f) Nacional Financiera SNC	50,800	-
g) Nacional Financiera SNC	152,261	-

	128,521,774	46,139,283

Less: Current portion	41,493,748	25,125,594

	$87,028,026	$21,013,689

The estimated future minimum lease and debt payments under all facilities are as follows:

2007	$41,493,748
2008	$51,111,824
2009	$35,916,202

	September 30	December 31
	2006	2005

a) Total lease payments	$5,768,104	$2,961,933

Less: Interest on lease	514,573	268,515

Present value of lease payments	5,253,531	2,693,418

Less: Current portion	1,988,773	816,793

	$3,264,758	$1,876,625

The Company is obligated under capital leases for mobile equipment. All capital leases agreements provide that the Company can purchase the leased equipment at the end of the lease term for a nominal amount. The estimated future minimum lease payments under the lease are as follows:

2007	$ 1,988,773
2008	$ 2,134,972
2009	$ 1,129,786

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

7.         Obligations under capital lease and long-term debt (continued)

	September 30	December 31
	2006	2005

b) Total lease payments	$92,604	$129,383

Less: Interest on lease	6,795	11,957

Present value of lease payments	85,809	117,426

Less: Current portion	45,795	42,827

	$40,014	$74,599

The Company is obligated under capital leases for computer hardware and software for terms ranging from two to three years. All capital lease agreements provide that the Company can purchase the leased equipment for a nominal amount at the end of the leased term. The estimated future minimum lease payments under the lease are as follows:

2007	$45,795
2008	$34,076
2009	$5,938

	September 30	December 31
	2006	2005
c) Soyopa loan, non-interest bearing, translated to
Canadian dollars at the balance sheet date.	$7,432,689	$8,161,300

Less: Current portion	$3,903,550	$4,080,650

	$3,529,139	$4,080,650

The long term debt payable to Soyopa is non-interest bearing and has been recorded at fair value with terms of repayment as follows:

i.)      US $3,500,000 on or before November 23, 2006;

ii.)     US $3,500,000 on or before November 23, 2007;

iii.)   In the event that the Company has commenced production of gold and/or silver from the mining title acquired prior to November 23, 2006, the Company is required to pay Soyopa US $1,000,000, annually, commencing on the first anniversary of the start of production which will reduce the remaining amount due;

iv.)   In the event the Company sells or transfers title to the concessions to a third party, the US $7,000,000 or the amount remaining, becomes due.

The long term debt is secured by a first charge over certain mineral properties. The estimated future minimum debt payments under the facility are as follows:

2006	$ 3,903,550
2007	$ 3,529,139

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

7.         Obligations under capital lease and long-term debt (continued)

	September 30	December 31
	2006	2005

d) Revolving credit facility	$110,191,640	$34,977,000

Add: Accrued interest	934,387	190,139

	111,126,027	35,167,139

Less: Current portion	33,463,970	20,185,324

	$77,662,057	$14,981,815

On October 14, 2005 and May 19, 2006, the Company secured a credit facility with Scotia Capital Inc and Societe Generale. The facility is secured and consists of a two-year revolving facility of U.S. $20,000,000, and a three year revolving facility of U.S. $87,500,000. Interest is payable at Prime Rate plus 1.25% or in the case of US dollar advances, LIBOR + 2.25%. The Company has met all of the conditions precedent under the facility, and as at September 30, 2006 had drawn US$98,800,000.

The estimated future minimum debt payments under the facility are as follows:

2007	$ 33,463,970
2008	$ 43,372,778
2009	$ 34,289,279

e)         Mining Development Trust Loan

	September 30	December 31
	2006	2005

Mining Development Trust Loan	$4,420,657	$-

Less: Current portion	1,964,729	-

	$2,455,928	$-

On December 21, 1999, El Cubo entered into a credit agreement with the Mining Development Trust for an amount of US$7,000,000 (CAD$8,544,900). On December 21, 2003, the loan was restructured to reflect an amended interest rate of LIBOR plus 650 basis points with monthly principal payments of US$145,833 to commence January, 2005. This loan is secured by a first priority mortgage over the rights deriving from El Cubo's mining concession rights, certain machinery and equipment of El Cubo and an industrial mortgage on buildings, machinery and equipment of El Cubo.

The estimated future minimum debt payments under the facility are as follows:

2007	$ 1,964,729
2008	$ 1,964,729
2009	$ 491,199

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

7.         Obligations under capital lease and long-term debt (continued)

f)         Nacional Financiera SNC

	September 30	December 31
	2006	2005

Other debt	$50,800	$-

Less: Current portion	50,800	-

	$-	$-

On September 8, 2005, El Cubo received a loan from Nacional Financiera, S.N.C. of CAD$107,100 (Ps 1,000,000), which was used to finance an energy-saving project. This loan is a non-interest bearing loan, with quarterly payments of Ps125,000 beginning on December 31, 2005, and as of September 30, 2006, the aggregate balance of the loan amounted to CAD$50,800 (Ps500,000).

The estimated future minimum debt payments under the facility are as follows:

2007	$ 50,800

g)         Nacional Financiera SNC

	September 30	December 31
	2006	2005

Other debt	$152,261	$-

Less: Current portion	76,131	-

	$76,130	$-

On September 8, 2005, El Cubo received a loan from Nacional Financiera, S.N.C. of CAD$152,261 (Ps 1,498,628), which was used to finance an energy-saving project. This loan is a non-interest bearing loan, with quarterly payments of Ps187,329 beginning on November 18, 2006.

The estimated future minimum debt payments under the facility are as follows:

2007	$ 76,131
2008	$ 76,130

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

8.         Employee future benefits

The Company has commenced accruing employee future benefits for contract workers in Mexico paid through an employment services company. These benefits consist of a one-time payment equivalent to 12 days wages for each year of service (at the employee's most recent salary, but not to exceed twice the legal minimum wage), payable to all employees with 15 or more years of service, as well as to certain employees terminated involuntarily prior to the vesting of their seniority premium benefit. Under Mexican Labour Law, the Company also provides statutorily mandated severance benefits to its employees terminated under certain circumstances. Such benefits consist of a one-time payment of three months wages plus 20 days wages for each year of service payable upon involuntary termination without just cause.

9.         Capital stock

a)         Authorized:

Unlimited number of common shares

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 12%, non-participating, non-voting, Class "A" preferred shares, redeemable at their paid-in value.

Unlimited number of non-cumulative, dividends to be determined by the Board of Directors not to exceed 13%, non-participating, non-voting, Class "B" preferred shares, redeemable at their paid-in value.

Issued and outstanding:
	Number of
	Common	Ascribed
	Shares	Value

Balance, December 31, 2005	76,370,224	$ 218,974,423

For cash pursuant to exercise of share purchase options	2,760,500	10,365,060
Fair value of options exercised	-	3,740,640

Balance, March 31, 2006	79,130,724	$ 233,080,123

For cash pursuant to exercise of share purchase options	205,000	449,670
Fair value of options and warrants exercised	-	185,030

Balance, June 30, 2006	79,335,724	$ 233,714,823

Issued in connection with acquisition of Mexgold Resources Inc.	21,838,033	308,058,755
For cash pursuant to exercise of share purchase options	26,000	67,600
For cash pursuant to exercise of warrants	463,464	1,895,757
Fair value of options and warrants exercised	-	2,344,237

Balance, September 30, 2006	101,663,221	$ 546,081,172

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

9.         Capital stock (continued)

b)         Contributed Surplus

Contributed surplus, December 31, 2005	20,255,279

Deduct: Fair value of options exercised	(3,740,640)

Contributed surplus, March 31, 2006	$16,514,639

Add: Stock option expense for the period	13,448,866
Deduct: Fair value of options and warrants exercised	(185,030)

Contributed surplus, June 30, 2006	$29,778,475

Options issued in connection with acquisition of Mexgold Resources Inc.	57,200,050

Deduct: Fair value of warrants exercised	(2,344,237)

Contributed surplus, September 30, 2006	$84,634,288

c)         Fixed Options

	September 30, 2006
	Weighted Average
	Shares	Exercise Price

Outstanding, beginning of period	9,032,000	$4.75
Granted	2,555,000	$10.61
Issued in connection with acquisition
of Mexgold Resources Inc.	5,498,897	$5.40
Exercised	(2,991,500)	$(3.64)

Outstanding, end of period	14,094,397	$6.31

Options exercisable, end of period	12,757,652	$6.00

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

9.         Capital stock (continued)

During the nine months ended September 30, 2006, Employees, Consultants, Officers and Directors of the Company exercised 2,991,500 options for total proceeds of $10,882,410. Set forth below is a summary of the outstanding options to purchase common shares as at September 30, 2006.

	Options Outstanding			Options Exercisable
			Weighted
		Weighted	average
		average	remaining		Weighted
	Number	exercise	contractual life	Number	average
Option Price	outstanding	price	(yrs)	exercisable	exercise price

$ 2.51 - $ 3.00	1,633,250	$ 1.06	1.29	1,633,250	$ 1.06

$ 2.51 - $ 3.00	1,524,000	$ 2.60	1.76	1,524,000	$ 2.60

$ 4.51 - $ 5.00	4,700	$ 4.89	3.10	4,700	$ 4.89

$ 5.01 - $ 5.50	2,832,670	$ 5.45	2.67	2,567,977	$ 5.45

$ 5.51 - $ 6.00	1,612,100	$ 5.68	2.36	1,612,100	$ 5.68

$ 6.01 - $ 6.50	1,615,000	$ 6.12	3.35	1,615,000	$ 6.12

$ 6.51 - $ 7.00	321,100	$ 6.59	3.69	187,652	$ 6.61

$ 7.01 - $ 7.50	235,000	$ 7.45	2.44	235,000	$ 7.45

$ 7.51 - $ 8.00	50,000	$ 7.94	2.61	50,000	$ 7.94

$ 9.00 - $ 9.50	520,000	$ 9.05	4.09	520,000	$ 9.05

$ 9.51 - $ 10.00	90,000	$10.00	3.36	90,000	$10.00

$10.01 - $10.50	555,000	$10.49	4.96	555,000	$10.49

$10.51 - $11.00	3,101,577	$10.64	4.37	2,162,973	$10.64

Totals	14,094,397			12,757,652

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

10.         Loss per share

Loss per share is calculated based on the weighted average number of shares outstanding during the nine months ended September 30, 2006 of 83,314,973 (September 30, 2005 - 73,460,294), and the three months ended September 30, 2006 of 92,334,050.

Diluted earnings (loss) per share is based on the assumption that options under the stock options plan and warrants have been exercised on the later of the beginning of the year and the date granted. The diluted weighted average number of shares for the period ended September 30, 2006 and September 30, 2005 were not presented, as all factors are anti-dilutive.

11.         Related party transactions

The Company paid or has payable the following amounts to directors for services other than in their capacity as directors, and companies controlled by or related to directors. The Company also pays a third party company related to a director for the provision of workers in our Mexican operations, and pays a markup of cost plus 12.50%. The total costs paid to the company for the provision of workers plus the markup of cost was:

	Three months	Two months	Nine months	Eight months
	ended	ended	ended	ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005

Management fees	$-	$46,949	$-	$238,851
Mineral property exploration
Expenditures & production costs	6,340,642	1,806,028	15,308,247	4,968,035

	$6,340,642	$1,852,977	$15,308,247	$5,206,886

The Company paid or has payable the following amounts to directors for services other than in their capacity as directors, and companies controlled by or related to directors. The Company also pays a third party company related to a director for the provision of mine consumables. The company believes these costs are at fair market value. The total costs paid to the company for the provision of mine consumables was:

	Three months	Two months	Nine months	Eight months
	ended	ended	ended	ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005

Production costs	$766,527	$-	$1,368,435	$-

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

11.         Related party transactions (continued)

The Company paid or has payable the following amounts to directors for services other than in their capacity as directors, and companies controlled by or related to directors. The Company also pays a third party company related to a director for the provision and construction of production and support facilities. The company believes these costs are at fair market value. The total costs paid to the company for the provision and construction of production and support facilities was:

	Three months	Two months	Nine months	Eight months
	ended	ended	ended	ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005

Capital Assets	$967,956	$-	$967,956	$-

12.         Supplemental cash flow information

	Three months	Two months	Nine months	Eight months
	ended	ended	ended	ended
	September 30	September 30	September 30	September 30
	2006	2005	2006	2005

Change in non-cash
working capital:
Receivables	$(2,902,071)	$(2,065,193)	$(4,902,736)	$(4,950,787)
Prepaids and deposits	236,129	104,210	(64,671)	(6,746)
Inventory	(8,595,705)	(1,302,540)	(17,788,806)	792,108
Payables and accruals	(3,544,057)	80,290	(1,057,916)	1,037,280

	$(14,805,704)	(3,183,233)	$(23,814,129)	$(3,128,145)

Non-cash financing and
investing activities:
Acquisition of capital assets	$3,487,898	$-	$3,487,898	$-

13.         Comparative figures

Certain of the comparative figures as at December 31, 2005 and for the two and eight months ended September 30, 2005 have been restated to conform with existing account classification adopted for the current quarter.

Gammon Lake Resources Inc.
Notes to the Consolidated Financial Statements
September 30, 2006
(Unaudited

14.         Segmented Information

On August 8, 2006, the Company acquired all the issued and outstanding common shares and options of Mexgold Resources Inc. (Note 3). With the acquisition of Mexgold Resources, the Company acquired the El Cubo mine resulting in a separate reportable segment from Ocampo and Other operations.

Operating results by segment:

	Revenue	Production	Refining	Amortization	Other[1]	Loss before
	from	Costs	Costs	and		other items
	Production			Depletion
For the 3 months ended,
September 30, 2006

Operating Segments
Ocampo	$11,395,607	$7,236,446	$73,459	$4,707,100	$588,537	(1,209,935)
El Cubo	7,052,765	5,077,409	74,562	2,435,208	359,637	(894,051)
Corporate and Other	-	-	-	112,877	9,694,390	(9,807,267)
Total	$18,448,372	$12,313,855	$148,021	$7,255,185	$10,642,564	($11,911,253)

	Revenue	Production	Refining	Amortization	Other	Loss before
	from	Costs	Costs	and		other items
	Production			Depletion
For the 9 months ended,
September 30, 2006

Operating Segments
Ocampo	$26,647,513	$17,258,714	$154,975	$5,082,623	$3,928,206	$222,995
El Cubo	7,052,765	5,077,409	74,562	2,435,208	359,637	(894,051)
Corporate and Other	-	-	-	236,382	28,082,956	(28,319,338)
Total	$33,700,278	$22,336,123	$229,537	$7,754,213	$32,370,799	($28,990,394)

Total Assets
Total assets at
September 30, 2006

Operating Segments
Ocampo	$364,650,325
El Cubo	428,228,440
Corporate and Other	7,088,218
Total	$799,966,983

1 Other includes General and Administration, and interest expense